Exhibit 10.6

LOAN AGREEMENT

VISION-EASE LENS, INC.

-

P.T. VISION-EASE ASIA

i

LOAN AGREEMENT

THIS LOAN AGREEMENT IS EFFECTIVE AS OF JULY 23, TWO THOUSAND TWO (THE “EFFECTIVE DATE”)

BETWEEN:

1.                                       Vision-Ease Lens, Inc., a corporation incorporated under the laws of Minnesota, USA registered with the Minnesota Secretary of State and having its principal place of business in One Meridian Crossings, Suite 850, Minneapolis, MN 55423, in this matter duly and legally represented by Mr. Bradley D. Carlson, hereinafter referred to as the “Lender”,

and

2.                                       P.T. Vision-Ease Asia, a limited liability company under the laws of the Indonesia, its office at Jln Meranti 3 Blok L8 No. 8, Delta Silicon Industrial Park, Lippo Cikarang-Bekasi 17550, Indonesia, in this matter duly and legally represented by Mr. Milind Gadre, hereinafter referred to as the “Borrower”;

The Lender and the Borrower are hereinafter referred to collectively as the “Parties”;

WHEREAS:

•                                          Borrower owes at least $5,590,249 in principal and accrued interest to Buckbee-Mears Netherlands B.V., a Netherlands limited liability company.

•                                          Borrower requests Lender to pay its $5,590,249 liability to Buckbee-Mears Netherlands B.V. and Lender agrees to pay borrower’s liability of $5,590,249 to Buckbee-Mears Netherlands B.V. as the Principal Amount of this loan agreement.

NOW, THEREFORE, PARTIES AGREE AS FOLLOWS:

Section 1               Definitions

For the purpose of this Agreement, the following terms shall have the meaning assigned to them below unless the context requires otherwise:

(i)                                     “Agreement” means this loan agreement, together with any appendices and annexes hereto, as amended by the Parties from time to time.

(ii)                                  “Borrower” has the meaning as defined in the preamble hereto under 2.

(iii)                               “Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks and foreign exchange markets are authorized or permitted by law to close in Amsterdam, the Netherlands.

(iv)                              “Effective Date” means July 23, 2002.

(v)                                 “Event of Default” means any of the events mentioned in Section 5.

(vi)                              “Interest” means any interest amounts which shall become due by the Borrower pursuant to this Agreement.

(vii)                           “Interest Rate” means the rate of interest as set forth in Section 3.1.

(viii)                        “Lender” has the meaning as defined in the preamble hereto under 1.

(ix)                                “Loan” has the meaning as defined in Section 2.1 and Section 2.2.

(x)                                   “Maturity Date” means December 31, 2004.

(xi)                                “Principal Amount” has the meaning as defined in Section 2.1 and Section 2.2.

Section 2               The Loan

2.1                                 Principal Amount.  The Lender agrees to lend to the Borrower as per the Effective Date subject to the terms and conditions as set forth herein, a principal amount (hereinafter referred to as the “Principal Amount”) of U.S. $5,590,249.00 (in words:  five million five hundred ninety thousand two hundred forty nine), hereinafter referred to as the “Loan”.

2.2                                 Additional Principal Amounts.  The lender agrees to lend to the Borrower additional amounts up to a maximum amount of U.S. $5,000,000 (in words:  five million) subject to the terms and conditions as set forth herein.  Such additional principal amounts will be requested by the borrower in writing and approved by the lender in the form as shown in Exhibit A.

2.3                                 Payment.  Payment of the Principal Amount shall be effectuated as mutually agreed by Lender and Borrower.

2.4                                 Maturity of Loan.  Without prejudice to Sections 3 and 4, the Loan shall be due and payable by the Borrower on a date which shall be the earlier of (i) the Maturity Date or (ii) at the election of the Lender, upon the occurrence of an Event of Default.

Section 3               Interest

3.1                                 Interest Rate.  The Loan bears a variable interest at a rate of one month London Interbank Offered Rates (LIBOR), determined on the first business day of each month, plus 3 percent.  Interest shall be computed on the basis of the actual number of days elapsed in a 360 day year.

3.2                                 Payment of Interest.  Without prejudice to Section 4, Interest shall be accrued during the term of this Agreement and shall be due and payable in arrears on the last day of April, July, August and January of each year and on the Maturity Date.  Any payment hereunder that otherwise would be due on a day that is not a Business Day shall instead be paid on the next following Business Day.

Section 4               Payments

Payments.  Unless the parties shall decide otherwise, any repayment of the Loan under this Agreement shall be applied in satisfaction of (i) collections and costs, if any; (ii) accrued Interest; and (iii) the outstanding Principal Amount.  The Borrower shall notify the Lender of such payment in writing in the form as shown in Exhibit B.

Section 5               Events of Default

5.1                                 Events of Default.  The Lender may by written notice and without incurring any liability to the Borrower declare an Event of Default hereunder and terminate the Lender’s obligations hereunder at any time and with immediate effect, if any of the following events shall have occurred:

(i)                                     in the event of (a) the filing of a petition for insolvency or the suspension of payments regarding the Borrower; (b) liquidation or composition with creditors of the Borrower; or (c) an attachment maintained for at least two (2) months in respect of substantial debts of the Borrower;

(ii)                                  in the event the Borrower becomes insolvent or unable to pay its debts as they mature or ceases to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors;

(iii)                               in the event the Borrower fails to pay any amount due by it under this Agreement on the dates and in the manner provided herein after having been notified thereof in writing, and has not remedied such failure within two weeks after the date of such notification; and

(iv)                              in the event it shall become unlawful for any of the Parties to maintain the Loan or perform any other of its respective obligations thereunder, or if this Agreement shall cease to be effective and enforceable in accordance with its terms.

Section 6               Notices

Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger, courier, or by telecommunication to the address of the applicable party specified below:

If to the Lender:	If to the Borrower:
Vision-Ease Lens, Inc.	P.T. Vision-Ease Asia
One Meridian Crossings, Suite 850	Jln Meranti 3 Blok L8 No. 8, Delta Silicon Industrial Park
Minneapolis, Minnesota, 55423, USA	Lippo Cikarang-Bekasi 17550, Indonesia
Facsimile No.: 952-851-6050	Facsimile No.: +62-21-8990-8812
Telephone: 952-851-6000	Telephone: +62-21-8990-8812
For the attention of: Bradley D. Carlson	For the attention of: Milind Gadre
Treasurer	President Director

Section 7               Applicable Law and Settlement of Disputes

7.1                                 Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, United States of America.

7.2                                 Dispute Resolution.  Any dispute arising under, out of, or relating to this Agreement and any subsequent amendments of this Agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall, if possible, be finally settled amicably by negotiation between Lender and Borrower, failing which it shall be finally settled by arbitration in accordance with the then prevailing Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators designated in accordance with said rules.  The place of arbitration shall be in Minneapolis, Minnesota, United States of America.  The language to be used in the arbitration proceedings shall be in English.

Section 8               Miscellaneous

8.1                                 Hardship.  In entering into this Agreement, the Parties recognize that it is practically impossible to make provisions for every contingency which may arise during the validity of this Agreement.  Accordingly, the Parties hereby state and acknowledge their mutual intent that this Agreement shall be enforced and implemented between them with fairness and without detriment to either party’s interest, and that if, in the course of performing the obligations and duties as set forth in this Agreement, substantial hardship or unfairness is anticipated by or has occurred to either party, the Parties shall use their best commercial endeavors to agree upon such action as may be necessary to rectify or remove the causes thereof, and, if deemed necessary, compensate for disadvantages suffered.

8.2                                 Waiver.  The failure of either party to enforce at any time any part of this Agreement, or the failure of either party to require at any time performance by the other party of any part of this Agreement, shall in no way constitute a present or future waiver thereof, nor in any way affect the validity of either party to enforce each and every Section of this Agreement.

8.3                                 Assignment.  The Borrower shall not assign or delegate this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the Lender, which consent shall not be unreasonably withheld.  The Lender shall be entitled to assign any of its rights or obligations hereunder without prior consent of the Borrower.

8.4                                 Entire Agreement.  This Agreement and any schedules attached thereto contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all previous understandings and agreements between the Parties regarding the subjects contained herein.

8.5                                 Language.  In the event that this Agreement is executed in more than one language, the English language version shall prevail in the case of any discrepancy.

8.6                                 Severability.  If any section, term, provision, or clause thereof in this Agreement is found or held to be null and void, invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the Parties shall negotiate in good faith, a substitute, valid and enforceable provision which most nearly effects the Parties’ intent in entering into this Agreement.

8.7                                 Amendment.  No alteration, amendment, waiver, cancellation or other change in any term or condition of this Agreement shall be valid or binding on either party unless the same has been agreed to in writing by the Parties.

8.8                                 Headings.  No separate meaning shall be given to the headings above and in front of the sections of this Agreement.

8.9                                 Costs.  All costs in connection with this Agreement will be for the account of the Borrower.

IN WITNESS WHEREOF, PARTIES HAVE EXECUTED THIS AGREEMENT

Vision-Ease Lens, Inc.		P.T. VISION-EASE ASIA

	/s/ Bradley D. Carlson		/s/ Milind Gadre
By:	Bradley D. Carlson	By:	Milind Gadre
Title:	Treasurer	Title:	President Director

Place:	Minneapolis, Minnesota,	Place:	Lippo Cikarang-Bekasi,
	United States of America		Indonesia
Date:	July 23, 2002	Date:	July 23, 2002